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                                                                   Exhibit 10.16

December 19, 1997

Mr. Bruce Alexander
Ms. Laura Black
Black & Company
One Southwest Columbia, #1200
Portland, Oregon 97258

Dear Bruce and Laura,

    I appreciated the opportunity to meet with you recently to discuss the fee arrangement for the transaction with The Second Cup. I think we both recognized that there were some ambiguities in the interpretation of our letter agreement dated August 7, 1997, and we both felt it desirable to bring about certainty to the situation.

    As a result of our discussions, we agreed that Coffee People would compensate Black and company in the amount of $700,000. This sum consists of a transaction fee of $500,000 and a fairness opinion fee of $200,000.

    I am pleased to advise you that the Coffee People Board of Directors has ratified this agreement at its meeting today.

    If the above accurately sets forth our agreement, I would appreciated your kindly signing and returning the enclosed copy of this letter. Thank you for you courtesies and consideration in addressing this matter.

                                          Sincerely,
                                          COFFEE PEOPLE, INC.
                                          /s/ KENNETH B. ROSS
                                          Kenneth B. Ross
                                          CHIEF FINANCIAL OFFICER

KBR/cp

                                          Accepted and agreed,

                                          /s/ LAURA BLACK
                                          Black & Company, Inc.
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                                BLACK & COMPANY

April 3, 1998

Mr. Taylor Devine
President and Chief Executive Officer
Coffee People, Inc.
15100 SW Koll Parkway
Suite J
Beaverton, Oregon 97006

and

The Second Cup Ltd.
175 Bloor Street F
South Tower, Suite 801
Toronto, Ontario M4W 3R8 Canada

Dear Sirs:

Re: Financial Advisory Agreement Dated August 7, 1997 (the "Agreement")

    Reference is made to the Agreement which provides that we are entitled to certain fees with respect to Transactions (as such term is defined in the Agreement) during the term of the Agreement or within six months following the termination of the Agreement. We have agreed that should the pending combination of Gloria Jean's Inc. and Coffee People, Inc. be completed, and we receive payment in full of the fee of $500,000 to which we are entitled in connection with such merger (in addition to the $200,000 amount payable for the provision by us of a fairness opinion in connection with the merger), that the Agreement shall thereupon be modified such that Coffee People shall be free to retain the services of an additional investment bank or banks as advisor(s) for future acquisitions or mergers with other parties, whether on the List or not, to pay such advisor(s) such fees as Coffee people in its sole discretion shall deem appropriate, and if such additional advisor(s) are retained or Coffee People determines to proceed without an investment banker or other such advisors, to pay Black & Company such reduced fee or no fee as Coffee People in its sole discretion shall deem appropriate. The purpose of this amendment is to permit the Company to obtain the services of additional advisor(s) without paying double fees and to pay its advisor or team of advisors such fees as the Company may deem reasonable and appropriate for each and any future transaction.

    Both parties recognize and recommend the advisability of obtaining for Coffee People the services of one or more major bracket investment banks to provide advice, research coverage and market making services and agree to cooperate in practical arrangements that may be reasonably required to obtain such services.

    Both parties agree to communicate and cooperate regarding future strategic directions and opportunities for Coffee People (including, if necessary, further amendments to this Agreement that may be reasonably required).

                                          Yours very truly,

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
                                BLACK & COMPANY, INC.

                                By:               /s/ LAURA BLACK
                                     -----------------------------------------
                                                    Laura Black
                                        MANAGING DIRECTOR CORPORATE FINANCE

                                Accepted and agreed:

                                By:           /s/ KENNETH B. ROSS, CFO
                                     -----------------------------------------
                                                Coffee People, Inc.
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